UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 14, 2011

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Commission File Number 333-169554

Rainbow Coral Corporation

(Exact name of small business issuer as specified in its charter)

Florida	27-3247562
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

291 La Costa Rd.
Nakomis, FL	34275
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (941) 480-1230

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:  DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 14, 2011 our Board of Directors appointed Patrick Brown to serve as CEO, President and a member of the Board of Directors.  Over the past two decades, Mr. Brown has cultivated a wealth of knowledge and expertise as an executive and financial consultant for international clean-energy innovators in the U.S. and abroad. In addition to his work assessing the prospects and feasibility of clean-energy projects, Mr. Brown is highly experienced in securing financing for new technologies from government and venture capital sources. Prior to joining Rainbow Coral Corporation, Mr. Brown was the President of West Coast Financial Services, Ltd. which provided boutique CFO consulting services for private and pre-listed public companies. From 2009 – 2011, he worked for MNP, LLP where he maintained a client base in entertainment, renewable energy and emerging markets. From 2005 to 2009, he worked for RSM Richter, LLP where he branded the firm’s emerging markets and renewable energy practice specialty. Mr. Brown has served as President and CEO of On the Move Systems Corp. since September 12, 2011. He will remain in that position. He is a Canadian Chartered Accountant, and holds a diploma from the British Columbia Institute of Technology in Financial Management with an option in Taxation.

Mr. Brown will be compensated $5,500 per month for his services.  He is not covered under an employment agreement and does not own any shares of our stock.

Additionally, on October 14, 2011 Mr. Louis Foxwell resigned as our CEO, President and Director. He will remain as the President of our Father Fish subsidiary and will continue to manage that segment of our business. Mr. Foxwell’s resignation was not the result of a disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 14, 2011	Rainbow Coral, Corp. By: /s/ Patrick Brown Patrick Brown Chairman of the Board Chief Executive Officer Principal Financial Officer